Auditors' Consent


The Board of Directors
Lycos, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of Lycos, Inc. of our report dated February 8, 1996, relating to the balance sheets of Lycos, Inc. as of July 31, 1995 and January 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (June 1, 1995) to July 31, 1995 and the six months ended January 31, 1996, which report appears in the Registration Statement on Form S-1 (No. 333-1354) of Lycos, Inc.

                                             KPMG PEAT MARWICK LLP
Boston, Massachusetts
October 7, 1996
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